EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CT Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-59641, 33-59645, 333-15537, 333-38895, 333-65818, 333-119873 and 333-65846) of CT Communications, Inc. of our report dated March 30, 2006, with respect to the consolidated balance sheet of CT Communications, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, and related financial statement schedule, which report appears in the December 31, 2006 Annual Report on Form 10-K of CT Communications, Inc.

/s/  KPMG LLP

Charlotte, North Carolina
March 7, 2007